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                                                                 EXHIBIT (12)(a)
                                  ONEOK, Inc.
                   Computation of Earnings to Fixed Charges

                                                           Six Months Ended June 30,
(Unaudited)                                              2001                    2000
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                                                            (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                           $ 54,577                $ 40,023
  Other interest                                         17,517                   8,779
  Amortization of debt discount and expense               1,694                   1,526
  Interest on lease agreements                            2,858                   1,853
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    Total Fixed Charges                                  76,646                  52,181
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Earnings before income taxes and
 income from equity investees                           138,860                 143,324
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Earnings available for fixed charges                   $215,506                $195,505
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Ratio of earnings to fixed charges                         2.81  x                 3.75  x
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

For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.